Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF VIVID SEATS INC.

Vivid Seats Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST: The Corporation was incorporated under the name Vivid Seats Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 29, 2021, which original Certificate of Incorporation was amended and restated on October 18, 2021 (as amended and restated, the “Certificate of Incorporation”).

SECOND: This Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation.

THIRD: This Certificate of Amendment has been approved and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the DGCL.

FOURTH: Upon this Certificate of Amendment becoming effective, Section 4.01 of ARTICLE FOUR of the Certificate of Incorporation is hereby amended by adding the following at the end thereof:

Upon the effectiveness of the Certificate of Amendment to the Certificate of Incorporation first inserting this sentence (the “Reverse Split Effective Time”), (i) each five (5) to thirty (30) issued shares of Class A Common Stock immediately prior to the Reverse Split Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Class A Common Stock, automatically and without any action by the Corporation or the holder thereof, and (ii) each five (5) to thirty (30) issued shares of Class B Common Stock immediately prior to the Reverse Split Effective Time shall be combined into one validly issued, fully paid and non-assessable share of Class B Common Stock, automatically and without any action by the Corporation or the holder thereof, in each case, with the exact ratio within, and inclusive of, five (5) to thirty (30) shares to be determined by the Corporation’s Board of Directors prior to the Reverse Split Effective Time and be publicly announced by the Corporation (such combination of shares, the “Reverse Stock Split”).

The Reverse Stock Split shall occur automatically, without any action by the holders of the shares of Common Stock and whether or not any certificates representing such shares have been surrendered to the Corporation. Each certificate that immediately prior to the Reverse Split Effective Time represented shares of Common Stock shall thereafter, automatically and without presenting the same for exchange, represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been combined, subject to any elimination of fractional interests; provided that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable as a result of the Reverse Stock Split unless the existing certificate(s) evidencing the applicable shares of Common Stock prior to the Reverse Stock Split are surrendered to the Corporation (or unless the holder thereof notifies the Corporation that such certificate(s) have been lost, stolen or destroyed and executes a lost certificate affidavit and agreement reasonably acceptable to the Corporation, which may include a requirement to post a bond, to indemnify the Corporation against any claim that may be made against the Corporation on account of such alleged loss, theft or destruction).

FIFTH: Prior to this Certificate of Amendment becoming effective, the Corporation’s Board of Directors determined that (i) each twenty (20) issued shares of Class A common stock be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Class A common stock and (ii) each twenty (20) issued shares of Class B common stock be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Class B common stock.

SIXTH: This Certificate of Amendment shall become effective at 5:00 p.m. Eastern Time on August 5, 2025.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on August 5, 2025.

Vivid Seats Inc.

By: /s/ Stanley Chia

Name: Stanley Chia

Title: Chief Executive Officer